UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 30, 2013

BIOLOGIX HAIR INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54882	27-4588540
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

82 Avenue Road, Toronto, Ontario, Canada, M5R 2H2
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(647) 344-5900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

On January 30, 2013, Biologix Hair Inc., (the “Company”) announced the appointment of Thomas McDermott as Chairman of the Board and a Director of the Company.

Thomas McDermott – Chairman of the Board and Director

Thomas McDermott has more than 40 years of management and executive experience in a wide range of business and government settings, as well as in business and political consulting. For 22 years, Mr. McDermott headed up a group of investors who owned seven radio stations in the Chicago market and served as chief executive officer of Northwest Indiana Forum, a group representing the needs of large- and medium-sized industry in a seven-county area for 12 years.

Mr. McDermott served as mayor of Hammond, Indiana from 1983 to 1991, the first Republican elected to that office in 29 years. As mayor, he was chief executive officer of the municipal government's 1200 employees and $50 million budget. Prior to his election, Tom managed successful political campaigns and oversaw circulation for two daily newspapers, the Chicago Sun Times and Hammond Times.

Tom McDermott attended Utah State and Napa College. He has received numerous leadership and community service awards, including the Hammond Chamber of Commerce's "Business Person of the Year," "Man of the Year" from Greater Hammond Community Services and the Lake County Economic Opportunity Council Service Award.

Item 9.01	Financial Statements and Exhibits
99.1	News Release dated January 30, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOLOGIX HAIR INC.
/s/ Ronald Holland
Ronald Holland
Chief Executive Officer, President and Director
Date: February 4, 2013